Exhibit 99.1

USA Truck Reports Second Quarter 2018 Results

●	2Q 2018 net income of $2.5 million, or $0.31 per diluted share versus 2Q 2017 net loss of ($2.8) million, or ($0.35) per diluted share
●	2Q 2018 consolidated operating revenue increased 26.1% to $135.4 million from $107.4 million in 2Q 2017
●	Continued YoY improvement in base revenue per loaded mile, base revenue per available tractor per week, and average unseated tractor count

Van Buren, AR – July 26, 2018 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider, today announced its financial results for the three and six months ended June 30, 2018.

For the quarter ended June 30, 2018, consolidated operating revenue was $135.4 million compared to $107.4 million for the prior-year period. Base revenue, which excludes fuel surcharge, was $119.1 million compared to $96.0 million for the 2017 period. The Company reported net income of $2.5 million, or $0.31 per diluted share for the second quarter 2018, compared to a net loss of ($2.8) million, or ($0.35) per diluted share, for the same quarter in 2017. The Company’s second quarter 2018 consolidated operating ratio was 96.8%, compared to 102.8% in the comparable 2017 quarter.

President and CEO James Reed commented, “USA Truck maintained momentum through the second quarter of 2018, delivering the fourth consecutive quarter of consolidated profitability, as well as producing positive operating income in both the Trucking and Logistics segments. Our trucking operations generated impressive year-over-year and sequential progress in our most critical metric, revenue per truck per week, which was a key contributing factor in our Trucking segment’s operating ratio improvement of 930 basis points year over year and 310 basis points sequentially. Our continued focus on strengthening strategic customer relationships, adding density to our network, and providing strong customer service has also led to new dedicated opportunities which we expect will enhance utilization and be accretive to the bottom line. We remain focused on seating trucks, improving base revenue per available tractor per week and increasing volume in our USAT Logistics segment. We believe increased performance in these areas will continue to deliver on our goals of continued improvement in our consolidated results and maximizing shareholder value.”

Trucking: For the second quarter of 2018, Trucking operating revenue increased $14.0 million, or 19.6%, to $85.6 million, compared to the second quarter of 2017.  This increase was primarily due to a 21.7% increase in base revenue per loaded mile. Trucking operating income was $2.2 million for the 2018 period, reflecting an operating ratio of 97.5%, compared to a ($4.8) million operating loss and an operating ratio of 106.8% for the comparable 2017 period. This represents an improvement of $7.0 million year-over-year in operating income and a 930 basis point improvement in operating ratio.

Trucking operations showed the following during the second quarter 2018:

●

Base revenue per available tractor per week increased $564 per week, or 19.5%, when compared to the second quarter of 2017, and increased $203 per week, or 6.3% sequentially over the first quarter of 2018.

●

Base revenue per loaded mile increased 21.7% to $2.145 for second quarter 2018 from $1.762 in second quarter 2017. This continues a trend of sequential and year-over-year increases that began mid-2017 with focused network and rate improvement efforts.

●

Loaded miles per available tractor per week decreased 29 miles per tractor, or 1.8%, when compared to the second quarter of 2017, and decreased 8 miles per tractor, or 0.5%, sequentially over the first quarter of 2018. Deadhead percentage for second quarter 2018 increased 70 basis points year-over-year and 80 basis points sequentially over the first quarter of 2018. We expected these impacts from the intentional, targeted shifts in our freight mix that favorably contributed to yield increases in overall revenue per truck per week, which we believe is our most critical metric.

●

Average unseated tractor percentage for second quarter 2018 was 6.7%, which represents an improvement of 130 basis points year-over-year and 60 basis points sequentially over the first quarter of 2018. The average seated tractor count for the second quarter of 2018 was 1,558, which represented a 1.6% decrease compared to our second quarter 2017 average of 1,584.

USAT Logistics: Operating revenue increased 39.1%, or $14.0 million year-over-year to $49.8 million for the second quarter of 2018, and increased 7.6%, or $3.5 million sequentially over first quarter 2018. Operating income increased $0.3 million, or 15.0% year-over-year and decreased $0.7 million, or 24.4% sequentially, which was a direct result of continuing to service our contractual freight while striving to mitigate higher market-based purchased transportation costs, as opposed to abandoning commitments and purely pursuing spot market transactions. We believe building a strategic partnership with our core customers will enable USAT Logistics to grow volume and market share over the long term.

●

Gross margin percentage for the second quarter of 2018 decreased to 15.1% from 18.5% when compared to the same quarter in 2017, and decreased 190 basis points sequentially from 17.0% for the first quarter of 2018.

●	Revenue per load increased 31.7%, or $399 per load, year-over-year, and decreased 5.0%, or $88 per load, over first quarter of 2018.

Segment Results

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Trucking:	2018	2017	2018	2017
Operating revenue (in thousands)	$85,569	$71,545	$164,302	$141,825
Operating income (loss) (in thousands) (1)	$2,153	$(4,843)	$1,689	$(11,971)
Operating ratio (2)	97.5%	106.8%	99.0%	108.4%
Adjusted operating ratio (3)	97.1%	107.6%	98.9%	109.2%
Total miles (in thousands) (4)	39,560	40,833	78,103	81,283
Deadhead percentage (5)	13.5%	12.8%	13.1%	13.0%
Base revenue per loaded mile	$2.145	$1.762	$2.078	$1.751
Average number of seated tractors (6)	1,558	1,584	1,546	1,573
Average number of available tractors (7)	1,638	1,672	1,628	1,663
Average number of in-service tractors (8)	1,668	1,722	1,661	1,713
Loaded miles per available tractor per week	1,608	1,637	1,612	1,644
Base revenue per available tractor per week	$3,449	$2,885	$3,350	$2,879
Average loaded miles per trip	522	560	532	569

USAT Logistics:
Operating revenue (in thousands)	$49,812	$35,813	$96,092	$67,203
Operating income (in thousands) (1)	$2,158	$1,877	$5,014	$2,606
Gross margin (in thousands) (9)	$7,513	6,620	15,397	11,979
Gross margin percentage (10)	15.1%	18.5%	16.0%	17.8%

(1)	Operating income (loss) is calculated by deducting operating expenses from operating revenue.
(2)	Operating ratio is calculated as operating expenses as a percentage of operating revenue.

(3)

Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue(a).

(4)	Total miles include both loaded and empty miles.
(5)	Deadhead percentage is calculated by dividing empty miles into total miles.
(6)	Seated tractors are those occupied by a driver, both Company-operated and independent contractor.
(7)	Available tractors are all those Company tractors that are available to be dispatched, including available unseated tractors, and our independent contractor fleet.
(8)	In-service tractors include all of the tractors in the Company fleet, including Company-operated tractors and independent contractors.
(9)	Gross margin is calculated by deducting purchased transportation expense from USAT Logistics operating revenue.
(10)	Gross margin percentage is calculated as gross margin divided by USAT Logistics operating revenue.

Balance Sheet and Liquidity

As of June 30, 2018, total debt and capital lease obligations was $90.3 million, total debt and capital lease obligations, net of cash (“Net Debt”)(a), was $90.3 million and total stockholders’ equity was $70.1 million.  Net Debt to Adjusted EBITDA(a) for the trailing twelve months improved to 2.1x from 2.6x at March 31, 2018 and a high of 6.4x at June 30, 2017.  The Company had approximately $68.2 million available to borrow under its credit facility as of June 30, 2018.

Second Quarter 2018 Conference Call Information

USA Truck will hold a conference call to discuss its second quarter 2018 results on Friday, July 27, 2018 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-844-824-3828 (U.S./Canada) or 1-412-317-5138 (International). A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s website www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu, or may be accessed using the following link: https://services.choruscall.com/links/usak180427.html. A telephone replay of the call will also be available through August 3, 2018, and may be accessed by calling 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and by referencing conference ID #10121309.

(a) About Non-GAAP Financial Information

In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC. The terms base revenue, “Net Debt”, “EBITDA”, “Adjusted EBITDA”, “Adjusted operating ratio”, “Adjusted net income”, and “Adjusted earnings (loss) per diluted share”, as we define them, are not presented in accordance with GAAP.

The Company defines Net Debt as total debt, including insurance premium financing and capital lease obligations, net of cash. The Company defines EBITDA as net income (loss), plus interest expense net of interest income, provision for income tax expense (benefit) and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus non-cash equity compensation, restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits. Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs and severance costs included in salaries, wages and employee benefits, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted net income is defined as net income (loss) less restructuring, impairment and other costs and severance costs included in salaries, wages and employee benefits. Adjusted earnings (loss) per diluted share is defined as earnings (loss) per share plus the per-share impact of restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits, plus or minus the per share tax impact of those adjustments using a statutory income tax rate. The per-share impact of each item is determined by dividing it by the weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Net Debt, EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income, and Adjusted earnings (loss) per diluted share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful to investors and other users because it provides them the same information that we use internally for purposes of assessing our core operating performance.

Net Debt, EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income, and Adjusted earnings (loss) per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin ratio, diluted earnings per share, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of EBITDA, Adjusted EBITDA, Adjusted operating ratio, Adjusted net income, and Adjusted earnings (loss) per diluted share to the most comparable GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of our quarterly review procedures, and the filing of the related Quarterly Report on Form 10-Q, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Company Contact

USA Truck, Inc.

Jason Bates, EVP & CFO

(479) 471-2672

jason.bates@usa-truck.com

Jimmie Acklen, Investor Relations Liaison

(479) 471-3430

jimmie.acklen@usa-truck.com

USA TRUCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenue	2018	2017	2018	2017
Operating revenue	$135,381	$107,358	$260,394	$209,028

Operating expenses
Salaries, wages and employee benefits	31,645	29,221	63,882	59,860
Fuel and fuel taxes	13,984	10,479	27,463	21,253
Depreciation and amortization	7,477	6,879	14,657	14,523
Insurance and claims	5,341	5,561	10,943	13,893
Equipment rent	2,151	2,633	4,869	4,747
Operations and maintenance	8,913	7,950	16,874	14,521
Purchased transportation	55,817	41,005	104,855	78,408
Operating taxes and licenses	1,262	1,024	1,764	1,974
Communications and utilities	677	598	1,390	1,264
Gain on disposal of assets, net	(395)	(77)	(564)	(337)
Restructuring, impairment and other costs (reversal)	--	--	(639)	--
Other	4,198	5,051	8,197	8,287
Total operating expenses	131,070	110,324	253,691	218,393
Operating income (loss)	4,311	(2,966)	6,703	(9,365)

Other expenses
Interest expense, net	833	950	1,651	1,953
Other, net	113	128	233	226
Total other expenses, net	946	1,078	1,884	2,179
Income (loss) before income taxes	3,365	(4,044)	4,819	(11,544)
Income tax expense (benefit)	821	(1,198)	1,240	(3,808)

Consolidated net income (loss) and comprehensive income (loss)	$2,544	$(2,846)	$3,579	$(7,736)

Net earnings (loss) per share
Average shares outstanding (basic)	8,205	8,028	8,141	8,028
Basic earnings (loss) per share	$0.31	$(0.35)	$0.44	$(0.96)

Average shares outstanding (diluted)	8,227	8,028	8,167	8,028
Diluted earnings (loss) per share	$0.31	$(0.35)	$0.44	$(0.96)

GAAP TO NON-GAAP RECONCILIATIONS
(UNAUDITED)
(dollar amounts in thousands, except per share amounts) ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Net income	$2,544	$1,035	$14,822	$409
Add:
Depreciation and amortization	7,477	7,180	7,150	6,790
Income tax expense (benefit)	821	419	(10,291)	339
Interest expense, net	833	818	886	970

EBITDA	11,675	9,452	12,567	8,508
Add:
Non-cash equity compensation	304	(136)	170	137
Severance costs in salaries, wages and employee benefits	--	711	--	31
Restructuring, impairment and other costs (reversal)	--	(639)	--	--

Adjusted EBITDA	$11,979	$9,388	$12,737	$8,676

ADJUSTED NET INCOME (LOSS) RECONCILIATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$2,544	$(2,846)	$3,579	$(7,736)
Adjusted for:
Severance costs included in salaries, wages and employee benefits	--	--	711	--
Restructuring, impairment and other costs (reversal)	--	82	(639)	899
Income tax expense (benefit) effect of adjustments	--	--	--	--
Adjusted net income (loss)	$2,544	$(2,764)	$3,651	$(6,837)

ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE RECONCILIATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Earnings (loss) per diluted share	$0.31	$(0.35)	$0.44	$(0.96)
Adjusted for:
Severance costs in salaries, wages and employee benefits	--	--	0.09	--
Restructuring, impairment and other costs (reversal)	--	0.01	(0.08)	0.11
Income tax expense (benefit) effect of adjustments	--	--	--	(0.04)
Adjusted earnings (loss) per diluted share	$0.31	$(0.34)	$0.45	$(0.89)

ADJUSTED OPERATING RATIO RECONCILIATION

(UNAUDITED)

(dollar amounts in thousands)

Consolidated	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating revenue	$135,381	$107,358	$260,394	$209,028
Less:
Fuel surcharge revenue	16,274	11,320	31,008	23,162
Base revenue	119,107	96,038	229,386	185,866
Operating expense	131,070	110,324	253,691	218,393
Adjusted for:
Severance costs in salaries, wages and employee benefits	--	(82)	(711)	(899)
Restructuring, impairment and other costs (reversal)	--	--	639	--
Fuel surcharge revenue	(16,274)	(11,320)	(31,008)	(23,162)
Adjusted operating expense	$114,796	$98,922	$222,611	$194,332
Operating ratio	96.8%	102.8%	97.4%	104.5%
Adjusted operating ratio	96.4%	103.0%	97.0%	104.6%

Trucking Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$85,685	$71,731	$164,531	$142,202
Less: intersegment eliminations	116	186	229	377
Operating revenue	85,569	71,545	164,302	141,825
Less: fuel surcharge revenue	12,123	8,828	23,298	18,015
Base revenue	73,446	62,717	141,004	123,810
Operating expense	83,416	76,388	162,613	153,796
Adjusted for:
Severance costs in salaries, wages and employee benefits	--	(56)	(484)	(642)
Restructuring, impairment and other costs (reversal)	--	--	587	--
Fuel surcharge revenue	(12,123)	(8,828)	(23,298)	(18,015)
Adjusted operating expense	$71,293	$67,504	$139,418	$135,139
Operating ratio	97.5%	106.8%	99.0%	108.4%
Adjusted operating ratio	97.1%	107.6%	98.9%	109.2%

USAT Logistics Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$50,616	$36,878	$97,391	$69,528
Less: intersegment eliminations	804	1,065	1,299	2,325
Operating revenue	49,812	35,813	96,092	67,203
Less: fuel surcharge revenue	4,151	2,492	7,710	5,147
Base revenue	45,661	33,321	88,382	62,056
Operating expense	47,654	33,936	91,078	64,597
Adjusted for:
Severance costs in salaries, wages and employee benefits	--	(26)	(227)	(257)
Restructuring, impairment and other costs (reversal)	--	--	52	--
Fuel surcharge revenue	(4,151)	(2,492)	(7,710)	(5,147)
Adjusted operating expense	$43,503	$31,418	$83,193	$59,193
Operating ratio	95.7%	94.8%	94.8%	96.1%
Adjusted operating ratio	95.3%	94.3%	94.1%	95.4%

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)

	June 30,	December 31,
Assets	2018	2017
Current assets:
Cash	$29	$71
Accounts receivable, net of allowance for doubtful accounts of $643 and $639, respectively	61,150	55,138
Other receivables	9,497	2,787
Inventories	415	458
Assets held for sale	2,451	112
Prepaid expenses and other current assets	5,256	6,025
Total current assets	78,798	64,591
Property and equipment:
Land and structures	31,847	31,452
Revenue equipment	227,431	252,484
Service, office and other equipment	26,522	26,209
Property and equipment, at cost	285,800	310,145
Accumulated depreciation and amortization	(115,780)	(122,329)
Property and equipment, net	170,020	187,816
Other assets	1,332	1,448
Total assets	$250,150	$253,855
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,240	$24,332
Current portion of insurance and claims accruals	17,995	13,552
Accrued expenses	11,498	9,108
Current maturities of capital leases	8,014	12,929
Insurance premium financing	1,330	4,115
Total current liabilities	71,077	64,036
Deferred gain	1,488	480
Long-term debt	54,950	61,225
Capital leases, less current maturities	25,994	29,216
Deferred income taxes	18,274	21,136
Insurance and claims accruals, less current portion	8,242	11,274
Total liabilities	180,025	187,367
Stockholders’ equity:
Preferred Stock, $0.01 par value; 1,000,000 shares authorized; none issued		--
Common Stock, $0.01 par value; 30,000,000 shares authorized; issued 12,015,174 shares, and 12,142,391 shares, respectively	120	121
Additional paid-in capital	65,738	68,667
Retained earnings	69,039	65,460
Less treasury stock, at cost (3,702,444 shares, and 3,853,064 shares, respectively)	(64,772)	(67,760)
Total stockholders’ equity	70,125	66,488
Total liabilities and stockholders’ equity	$250,150	$253,855